Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus Supplement to Registration Statement No. 333-258155 on Form N-2 (the “Prospectus Supplement”) of our report dated March 16, 2023, relating to the consolidated financial statements of Apollo Debt Solutions BDC and subsidiaries (the “Company’) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022 included in the Prospectus Supplement, and of our report dated March 21, 2023, relating to information of Apollo Debt Solutions BDC and subsidiaries set forth under the heading “Senior Securities” appearing in the Prospectus Supplement.

We also consent to the reference to us under the heading “Senior Securities” in such Prospectus Supplement.

/s/ Deloitte & Touche LLP

New York, New York

March 21, 2023